UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 29, 2019 (May 28, 2019)

DOWDUPONT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38196 (Commission file number)	81-1224539 (IRS Employer Identification No.)

974 Centre Road, Wilmington, DE 19805
(302) 774-1000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DWDP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06    Material Impairments.

On May 28, 2019, DowDuPont Inc. (“DowDuPont” or the “Company”) concluded that non-cash impairment charges primarily related to goodwill are required under generally accepted accounting principles of the United States ("U.S.") in the quarter ending June 30, 2019. The Company currently estimates that the aggregate amount of the charges will be in the range of $800 million - $1,300 million on a pre-tax basis. No portion of the impairment charges relates to future cash expenditures.

Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries ("Historical Dow") and E. I. du Pont de Nemours and Company and its consolidated subsidiaries ("Historical DuPont") each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical DuPont became subsidiaries of DowDuPont (the "Merger"). Subsequent to the Merger, Historical Dow and Historical DuPont engaged in a series of internal reorganization and realignment steps to realign their businesses into three subgroups: agriculture, materials science and specialty products. Dow Inc. (“Dow”) was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the materials science business and Corteva, Inc. (“Corteva”) was formed as a wholly owned subsidiary of DowDuPont to serve as the holding company for the agriculture business.

For purposes of DowDuPont’s financial statement presentation, Historical Dow was determined to be the accounting acquirer in the Merger. As a result of the related acquisition method of accounting in connection with the Merger, Historical DuPont’s assets and liabilities were measured at fair value resulting in increases to the Company’s goodwill and other intangible assets. The fair value valuation increased the risk that any declines in financial projections, including changes to key assumptions, could have a material, negative impact on the fair value of the Company’s reporting units, and therefore could result in an impairment.

On April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend in-kind of all the then outstanding stock of Dow (the “Dow Distribution”). DowDuPont expects to complete the intended separation of its agriculture business into a separate and independent public company on June 1, 2019, through a pro rata dividend in-kind of all the then outstanding stock of Corteva (the “Corteva Distribution”). Following the Corteva Distribution, DowDuPont will continue to hold the specialty products business and intends to change its registered name to DuPont de Nemours, Inc. (“DuPont”).

In preparation for the Corteva Distribution, Historical DuPont completed the separation of the assets and liabilities related to its specialty products businesses (the “Historical DuPont Net SP Assets”) into separate legal entities (the “SP Legal Entities”). On May 1, 2019, Historical DuPont distributed the SP Legal Entities to DowDuPont (the “Internal SP Distribution”). The Internal SP Distribution triggered a re-assessment at the Historical DuPont level of the recoverability of goodwill and the overall carrying value of the Historical DuPont Net SP Assets. Further, in connection with the Company’s realignment of segments as discussed in the Overview section of the MD&A in the Company’s Quarterly Report for the period ended March 31, 2019 filed with the Securities and Exchange Commission on May 3, 2019, the Company has assessed and re-defined certain reporting units effective June 1, 2019 (the “Second Quarter Segment Realignment”).

The Internal SP Distribution served as a triggering event requiring the Company to perform an impairment analysis related to goodwill carried by its existing reporting units. As a result of this analysis, the Company determined that the fair value of its Industrial Biosciences reporting unit is below its carrying value resulting in an impairment charge. The Industrial Biosciences reporting unit, part of the Nutrition & Biosciences segment prior to the Second Quarter Segment Realignment, is comprised solely of Historical DuPont assets and liabilities, the carrying values of which were measured at fair value in connection with the Merger, and thus considered at risk for impairment. The revised financial projections of the Industrial Biosciences reporting unit reflect unfavorable market conditions, driven by slowed demand in the biomaterials business unit which is being realigned to the new Non-Core segment effective June 1, 2019, coupled with challenging conditions in U.S. bioethanol markets. These revised financial projections resulted in a reduction in the long-term forecasts of sales and profitability as compared to prior projections.

The Company continues to assess recoverability of goodwill and other assets in connection with the Internal SP Distribution and Second Quarter Segment Realignment, the results of which are expected to be finalized during the second quarter of 2019. The Company currently expects to record aggregate pre-tax, non-cash impairment charges estimated to be in the range of $800 million - $1,300 million primarily related to goodwill in the quarter ended June 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOWDUPONT INC.
Registrant

Date:	May 29, 2019	By:	/s/ JEANMARIE F. DESMOND
		Name:	Jeanmarie F. Desmond
		Title:	Chief Financial Officer
		City:	Wilmington
		State:	Delaware